Exhibit 19

VERSANT MEDIA GROUP, INC.

Insider Trading Policy

1.0 Purpose
Versant Media Group, Inc. and its consolidated subsidiaries (the “Company”) are committed to complying with securities laws, including the federal and state securities laws of the United States (collectively, “securities laws”), which prohibit insider trading.
The Company has adopted this Insider Trading Policy (this “Policy”) to reinforce the Company’s prohibition of insider trading and illegal stock tipping, and help protect the Company, and its employees and directors from potential violations of insider trading under the securities laws.
2.0 Covered Persons
This Policy applies to all Company employees and to all directors of the Company (collectively, “Covered Personnel”). The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information, in which case such persons will be notified accordingly. This Policy also applies to family members1 of persons covered by this Policy, other members of a person’s household and entities controlled by a person covered by this Policy (together with Covered Personnel, “Covered Persons”). For purposes of this Policy, unless context indicates otherwise, references to “Covered Persons” includes Covered Persons’ family members and controlled entities2 of Covered Persons and their family members. Covered Personnel are responsible for the transactions of these other persons and entities and therefore should make them aware of the need to confer with them before they trade in Company securities, and Covered Personnel should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for their own account.
1 For purposes of this Policy, “family members” includes family members who reside with an employee (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in the employee’s household, and any family members who do not live in the employee’s household but whose transactions in Company securities are directed by the employee or are subject to the employee’s influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to in this Policy as “family members”).

2 For purposes of this Policy, “controlled entities” means any entities that an employee or his or her family member manages or controls, including any corporations, partnerships or trusts.

In addition, certain Covered Persons subject to this Policy are subject to blackout periods and/or have additional requirements to pre-clear trades involving Company securities as described in Section 5.0.

In all instances, no Covered Person may trade, directly or indirectly, in Company securities while he or she is aware of material, nonpublic information about the Company or its securities, even if a Company is not in a blackout period.
3.0 Principles and Definitions
The Company strictly prohibits insider trading. Insider trading is against the law, can lead to serious penalties, and can harm the Company’s reputation. As a result, we strictly prohibit using material, non-public information to buy or sell securities of our Company or sharing that information with others. We also strictly prohibit the buying or selling of securities of another company if an employee learns material, non-public information about that other company through such employee’s work at the Company. “Another company” could include the Company’s suppliers, contractors, customers, business partners, companies in which the Company has an investment, or other similar third parties with whom the Company does business.
For purposes of this Policy, “securities” are broadly defined to include stock, put and call options, other derivatives, debt securities (such as bonds and notes), stock issued under Company-sponsored stock purchase plans, and any other similar equity or debt or instruments of the Company or of another company. As such, all forms of hedging or monetization transactions and other complex transactions that involve securities should be considered trades in securities for purposes of this Policy.
Information is “material” if there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to buy, sell, or hold a security. Some examples of information that could potentially be considered material, depending on the actual context and the company in question, include:
•earnings, revenue or similar financial information;
•near-term financial forecasts;
•significant financial developments (including new dividend or share repurchase actions);
•possible acquisitions or divestitures;
•important product, technology, or strategy developments;
•significant commercial contracts;
•gain or loss of a significant customer or supplier;
•withdrawal of audit opinions;

•bankruptcy or liquidity concerns or developments;
•cybersecurity incidents that significantly compromise operations or expose or lose a significant amount of customer or other sensitive information;
•labor negotiations; and
•institution of, or developments in, major litigation, investigations, or regulatory actions or proceedings.

Information is “nonpublic” if it has not yet been widely disseminated publicly, such as through press releases, including quarterly earnings releases, filings with the U.S. Securities and Exchange Commission, shareholder conferences where executives speak that are open to the public and pre-announced, and widely-available news reports based on information provided by the Company.
3.1 Types of Transactions Covered by the Policy and Outside the Policy
Trading restrictions (including, if applicable, blackout periods and pre-clearance procedures) under this Policy involving Company securities extend to:
•buying or selling Company securities (including pursuant to “sell-to-cover” transactions);
•gifting Company securities;
•exercising stock options (except for the limited exception for expiring options provided below and for options that automatically exercise upon expiration), regardless of whether there is a sale on the market;
•the sale of stock acquired through an employee stock purchase plan or sharesave plan;
•initiating or terminating elections to reinvest cash dividends in Company stock;
•initial election to participate in the plan, changes to an election to participate in the plan for any enrollment period, and to sales of Company securities purchased pursuant to the plan;
•contributing securities to a family trust or other estate planning transactions; and
•making any other transfer not expressly permitted below.

This Policy does not apply to the following types of transactions:
•the vesting or settlement of restricted stock or restricted stock units, or the exercise of a tax withholding right (without a corresponding sale on the market);

•purchases of Company securities in the employee stock purchase plan resulting from a periodic or lump sum contribution of money to the plan pursuant to the election made at the time of your enrollment in the plan;
•transactions in mutual funds that are invested in Company securities where Company securities do not represent a substantial portion of the fund are not transactions subject to this Policy;
•continuing to reinvest cash dividends in Company stock pursuant to an existing Company dividend reinvestment plan; or
•exercising a stock option that is scheduled to expire during a blackout period, provided that the Company’s General Counsel or his or her designee first grants the Covered Person permission to do so and the Covered Person does not sell any Company securities acquired upon exercising such stock option.
4.0 Requirements and Procedures
4.1 Insider Trading Prohibition
Covered Persons are prohibited from buying, selling, or otherwise trading, directly or indirectly through another person or entity, the following:
•A security of the Company based on material, nonpublic information about the Company or Company securities that they learned in the course of their work; or
•A security of another company, if the Covered Person learns material, nonpublic information about that other company through such Covered Person’s work at the Company.
4.2 Illegal Stock Tipping Prohibition
Covered Persons also are prohibited from illegal stock “tipping”, which is recommending or suggesting that anyone else buy, sell, or otherwise trade a security of the Company or another company, as discussed in Section 4.1 above, based on material, nonpublic information described above in Section 4.1.
Both the tipper (the person providing the information) and the tippee (the person who receives the information) violate insider trading laws if the tippee then trades in that security based on the material, nonpublic information provided by the tipper, even if the tipper did not trade in the security.

4.3 Other Related Requirements
In addition, under the Company’s Guidelines for Public Disclosures and Communicating with the Investment Community, Covered Personnel may not disclose material, nonpublic information about the Company to analysts, shareholders, or other securities market professionals, when the Company has not publicly disclosed such material, nonpublic information simultaneously, without authorized approval.
Consistent with the Safeguard Proprietary and Confidential Information section of the Code of Conduct, Covered Personnel must protect confidential information, including material information, that they learn in the course of their work – regarding the Company or another company – and guard against its unauthorized use or dissemination.
All Covered Personnel are responsible for adhering to this Policy and any other policies and procedures applicable to them, including any policies and procedures applicable to the Company’s news organizations.
4.4 Company Transactions
From time to time, the Company may engage in transactions in Company securities. It is the Company’s policy to comply with all applicable securities and state laws (including appropriate approvals by the Board of Directors or appropriate committee, if required) when engaging in transactions in Company securities (and/or with the terms of the Company’s equity plans when engaging in transactions under such plans).
5.0 Special and Prohibited Transactions
The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that all Covered Persons may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:
Short Sales: Short sales of Company securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company securities are prohibited. In addition, Section 16(c) of the Securities and Exchange Act of 1934, as amended, prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)
Publicly-Traded Options: Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions by Covered Persons in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)
Hedging Transactions: Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company prohibits Covered Persons from engaging in such transactions.
Margin Accounts and Pledged Securities: Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledger is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, Covered Persons are prohibited from purchasing the Company securities on margin, or borrowing against any account in which the Company securities are held or otherwise pledging Company securities as collateral for a loan.
Standing and Limit Orders: Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Trading Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is aware of material nonpublic information. The Company therefore prohibits Pre-Clearance Persons (as defined below) from placing standing or limit orders on Company securities (and discourages other Covered Persons from placing standing or limit orders and, if applicable, any limit order must be completed or cancelled before the start of any applicable blackout period, as described in Section 6.0 below).

6.0 Blackout Periods
Quarterly Blackout Periods.  Our announcement of quarterly financial results almost always has the potential to have a material effect on the market for our securities. Therefore, to avoid even the appearance of trading while aware of material, nonpublic information about the Company or Company securities, our directors, executive officers and other employees designated by the Company’s General Counsel or his or her designee (“Blackout Persons”) may not engage in any transaction involving Company securities as described below during a quarterly blackout period. Each quarterly blackout period begins at end of day on the date that is two weeks prior to the end of each fiscal quarter and ends at the open of the second trading day following one full trading day after the issuance of our quarterly earnings release. The Company’s General Counsel or his or her designee(s) will send persons subject to quarterly blackout periods an email reminder before the start of each blackout period.
Event-Specific Blackout Periods. From time to time, facts and circumstances may arise that are potentially material to our company or another company.  In such an instance, the Company’s General Counsel or his or her designee may require that certain persons not trade in Company securities or another company’s securities while the potentially material information remains nonpublic.  The existence of an event-specific blackout period will not be announced to anyone other than those who are subject to that blackout period. Any person made aware of the existence of an event-specific blackout period may not disclose its existence to any other person.
7.0 Pre-Clearance Procedures
In addition to being subject to our quarterly blackout periods, our directors, executive officers and certain senior level employees designated by the Company’s General Counsel or his or her designee as well as their family members and controlled entities (“Pre-Clearance Persons”) may not at any time (even if outside of a blackout period) engage in any transaction involving Company securities as described below without first obtaining pre-clearance of the transaction from the Company’s General Counsel or his or her designees. The Company’s General Counsel or his or her designees are under no obligation to approve a transaction submitted for pre-clearance or to disclose the reason for not approving it. A request for pre-clearance should be submitted to the Office of General Counsel at least two business days in advance of the proposed transaction (please contact the Office of General Counsel for a pre-clearance form). When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company or Company Securities, and should describe fully those circumstances in the request. If a person seeks pre-clearance and permission to engage in the transaction is granted, then such trade must be effected within five business days of receipt of pre-clearance (or a shorter period of time if specified), unless an exception is granted, but regardless of this the requesting person may not execute such transaction if he or she becomes aware of material nonpublic information about the Company or its securities during that time. A person who has not effected a transaction within the time limit may not engage in such transaction without again obtaining pre-clearance of the transaction as described above.
Because express permission is at all times required for such Pre-Clearance Persons to trade, limit orders (in which a broker is instructed to buy or sell a specified number of shares in the future if and when the stock reaches a predetermined price) are prohibited, unless they are effected pursuant to a written trading plan entered into in accordance with our Rule 10b5-1 Trading Plan Policy. See “Rule 10b5-1 Trading Plans” below for more information.
8.0 Rule 10b5-1 Trading Plans
Blackout Persons and Pre-Clearance Persons may consider entering into a written Rule 10b5-1 trading plan with respect to Company stock. All such persons who wish to enter into a Rule 10b5-1 trading plan must first pre-clear the plan with the Company’s General Counsel or his or her designee as required by our Rule 10b5-1 Trading Plan Policy and otherwise comply with the Rule 10b5-1 Trading Plan Policy. Trades in Company stock pursuant to a Rule 10b5-1 trading plan that is entered into in accordance with our Rule 10b5-1 Trading Plan Policy may be effected during a quarterly blackout period and without further pre-clearance. Our Rule 10b5-1 Trading Plan Policy is attached as Appendix A.
9.0 Consequences of Violations
Insider trading is against the law. Covered Personnel who violate the law (and anyone who illegally trades on information provided by an employee) may be subject to severe penalties, including imprisonment, disgorgement (forfeit) of profits, substantial fines, and monetary damages.
In addition, failure to comply with this Policy may result in disciplinary action, including but not limited to termination of employment, impact to compensation, or other appropriate action, regardless of a Covered Personnel’s title or tenure.
10.0 Post-Employment Transactions
Even after a Covered Personnel’s employment terminates, he or she may not trade in Company securities while aware of any material, nonpublic information about the Company or Company securities until such information is publicly disclosed or is no longer material.

11.0 Reporting Violations or Concerns
The Company expects you to report any suspected or actual violations of this Policy by contacting your supervisor, another local leader, or HR representative; Compliance or Legal; or the Versant Listens Helpline or Web Portal. For more information on the available reporting channels, visit the Company intranet or www.VersantListens.com.
Company policy prohibits retaliation against any member of Company Personnel who in good faith raises a concern or assists in the investigation of suspected illegal or unethical conduct, even if a reported concern is ultimately unsubstantiated.
Nothing in this Policy or any other Company policy limits a member of Company Personnel’s ability to communicate with or provide information to any governmental agency or commission, including the U.S. Securities and Exchange Commission or foreign equivalent, regarding possible legal violations without disclosure to the Company, as protected under applicable whistleblower laws.
12.0 Points of Contact
For inquiries about this Policy or for general questions about insider trading compliance requirements, Company Personnel should contact the General Counsel or SVP, Chief Corporate Affairs Counsel.

Appendix I

Rule 10b5-1 Trading Plan Policy

Introduction

U.S. federal securities laws and the Code of Conduct of the Company prohibit the purchase or sale of company securities on the basis of material nonpublic information about the securities of the company. As described below, Rule 10b5-1 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), may provide a “safe harbor” under which transactions in company securities will not be deemed in violation of this “insider trading” prohibition. The Company has adopted this Rule 10b5-1 Trading Plan Policy to set forth the terms and conditions under which it will permit employees and directors who are Blackout Persons and/or Pre-Clearance Persons (“Covered Persons”)3 to enter into trading plans under Rule 10b5-1.4

Under Rule 10b5-1, the U.S. Securities and Exchange Commission (“SEC”) provides a tool for managing the risk of insider trading by establishing an affirmative defense so that purchases and sales of securities which satisfy the objective and subjective conditions of the rule will not be deemed made “on the basis of” material nonpublic information. The tool can be a binding contract, an instruction to another person to purchase or sell securities or a written plan to purchase or sell securities, in each case that complies with all the applicable requirements of Rule 10b5-1. Any such binding contract, instruction or written plan, referred to in this policy as a “Trading Plan,” must also comply with the more restrictive provisions of this policy.

Types of Trading Plans Permitted

A Trading Plan must:

1.specify the amount, price and date of purchases or sales of securities,
3 All of the Company’s directors and executive officers are Covered Persons. The Company’s General Counsel or his or her designee determines which other employees are Covered Persons and communicates information regarding blackout periods to Covered Persons at least quarterly.

4 An employee who is not a Blackout Person or Pre-Clearance Person may enter into a Rule 10b5-1 trading plan consistent with the requirements set forth in this policy without the Company’s pre-clearance. Such employee must (i) enter into, modify or terminate such trading plan only when not aware of any material nonpublic information about the securities of the company and (ii) comply with all other requirements of this policy applicable to Non-Section 16 Insiders.

2.include a formula or other method for determining the amount, price and date of purchases or sales of securities, or
3.prohibit any subsequent influence over how, when or whether to effect purchases or sales of securities.

A Trading Plan may provide for the exercise of stock options, the sale of shares acquired from a stock option exercise, or the sale of restricted stock upon vesting.

Limitations on When a Covered Person May Enter into a Trading Plan

A Covered Person may enter into a Trading Plan only during a “Permitted Time,” which is a time when the person can otherwise purchase or sell securities under the Blackout Period and Pre-Clearance Policy and the Insider Trading Policy (i.e., not during a quarterly blackout period, event-specific blackout period or otherwise when the person is aware of material nonpublic information about the Company or Company securities). A Covered Person must (i) enter into a Trading Plan in good faith and not as part of a plan or scheme to evade the insider trading laws or Company policy and (ii) act in good faith with respect to a Trading Plan throughout its duration.

A Covered Person may not enter into more than two Trading Plans in any calendar year. In addition, if a Trading Plan is only for one trade (i.e., a single-trade plan), a Covered Person may not enter into another Trading Plan within a 12-month period following the adoption of such Trading Plan.

Rule 10b5-1 does not permit a person to enter into or alter a corresponding or hedging transaction or position with respect to the securities contained in a Trading Plan, and, subject to limited exceptions, a Covered Person may not enter into multiple overlapping trading plans, i.e., plans that are designed to set up pre-existing hedged trading programs.

Pre-Clearance of Trading Plans

A Covered Person must obtain written pre-clearance from the Company’s General Counsel or his or her designee before entering into a Trading Plan. Upon request, the Company will (i) provide a Covered Person’s broker with a letter attaching a current copy of this Rule 10b5-1 Trading Plan Policy and (ii) acknowledge to a Covered Person’s broker that the Covered Person may then enter into a Trading Plan (i.e., it is then a Permitted Time). It is the Covered Person’s, and his or her broker’s, responsibility to assure that a Trading Plan complies with this Rule 10b5-1 Trading Plan Policy . The Company is not required to approve a Trading Plan, sign any Trading Plan documents (other than for the purpose of the acknowledgement specified above) or provide any representations or indemnities to a Covered Person or his or her broker. The Company reserves the right, however, to pre-approve a Trading Plan. Pre-clearance by the Company’s General Counsel or his or her designee for a Covered Person to enter into a Trading Plan will not be deemed confirmation that the Trading Plan complies with this Rule 10b5-1 Trading Plan Policy. However, a Trading Plan with the Company’s stock plan administrator shall be deemed in compliance with this Rule 10b5-1 Trading Plan Policy.

Cooling-Off Periods

Section 16 Insiders

The first trade under a Trading Plan for Section 16 Insiders (consisting of directors and officers under Section 16) may not occur until the later of (i) 90 calendar days following the date on which the Trading Plan is entered into or modified or (ii) two business days following the filing of the Annual Report on Form 10-K (the “10-K”) or Quarterly Report on Form 10-Q (the “10-Q”) if a Trading Plan is entered into or modified during the quarterly period covered by the 10-K or 10-Q, not to exceed 120 days.

Non-Section 16 Insiders

The first trade under a Trading Plan for employees other than Section 16 Insiders (“Non-Section 16 Insiders”) may not occur until on or after 30 calendar days following the date on which the Trading Plan is adopted or modified.

Limitation on When a Covered Person May Modify or Terminate a Trading Plan

A Covered Person may modify or terminate a Trading Plan only (i) during a Permitted Time and (ii) with the prior written approval of both the Company’s General Counsel and Chief Financial Officer. The approving persons shall determine, in their sole judgment and at their sole discretion, whether the proposed modification or termination is appropriate under the circumstances.

Suspension

All Trading Plans must permit the Company to suspend purchases and sales of securities if the Company notifies the broker that such a suspension is required by law, regulation or court order,

if this policy is amended or if other events occur that would prohibit sales under such Trading Plan.

Public Disclosure

The Company is required to publicly disclose in its periodic reports under the Exchange Act the adoption, modification or termination of Trading Plans by Section 16 Insiders, including the identity of the Section 16 Insider and a description of the material terms of a Trading Plan (e.g. date of adoption or termination, duration and the aggregate amount of securities to be sold or purchased under the Trading Plan). If applicable, the Company must also publicly disclose in its periodic reports any trading plans adopted or terminated by any Section 16 Insiders, whether or not adopted under Rule 10b5-1, along with a description of their material terms.

Adoption of a Trading Plan does not eliminate the need for filing with the SEC of Forms 4 or 144, if otherwise required. Persons who file Forms 4 must check a box indicating that a transaction was made pursuant to a Trading Plan. Forms 144 are valid only for 90 days and persons who file Forms 144 in connection with a Trading Plan must indicate on the Form 144 (in the applicable location) the date of the Trading Plan.